Gran Tierra Energy Inc. Announces Third Quarter 2023 Results Including the Highest Production Since the Second Quarter of 2019, Net Income of $7 Million and $36 Million of Free Cash Flow
•Third Quarter 2023 Total Average WI Production of 33,940 BOPD, Up 12% from One Year Ago and Up 1% from Prior Quarter, Highest Quarterly Average Since Second Quarter 2019
•Third Quarter 2023 Net Income of $7 Million, Funds Flow from Operations of $79 Million and Free Cash Flow of $36 Million
•Third Quarter 2023 Adjusted EBITDA of $119 Million and 12-Month Trailing Adjusted EBITDA of $413 Million
•Subsequent to Third Quarter 2023, Issuance of New 9.500% Senior Secured Amortizing Notes Due 2029 in Exchange for Existing Notes Improves Balance Sheet, Reduces Overall Leverage and Provides Additional Financial Flexibility
CALGARY, ALBERTA, October 31, 2023, Gran Tierra Energy Inc. (“Gran Tierra” or the “Company”) (NYSE American:GTE)(TSX:GTE)(LSE:GTE) today announced the Company’s financial and operating results for the quarter ended September 30, 2023 (“the Quarter”). All dollar amounts are in United States dollars, and production amounts are on an average working interest (“WI”) before royalties basis unless otherwise indicated. Per barrel (“bbl”) and bbl per day (“BOPD”) amounts are based on WI sales before royalties. For per bbl amounts based on net after royalty (“NAR”) production, see Gran Tierra’s Quarterly Report on Form 10-Q filed October 31, 2023.
Message to Shareholders
Gary Guidry, President and Chief Executive Officer of Gran Tierra, commented: “Gran Tierra had a solid Quarter, our financial position remains robust, and we continue to focus on maximizing operational efficiency and managing costs effectively to ensure sustainable growth and profitability.
We are very pleased with the successful completion of our bond exchanges subsequent to the Quarter which we believe are highly beneficial for both Gran Tierra and our stakeholders. The Company’s balance sheet is now stronger due to an improved amortization schedule, less restrictive conditions, and overall reduced leverage. The bond exchanges, in tandem with our solid operating cash flow, provide additional financial flexibility and a stronger platform, as we execute our strategy of delivering profitable production growth, free cash flow generation and value creation for stakeholders. We intend to continue to high-grade our portfolio through our integrated strategy of acquiring, exploring, developing, producing, and enhancing high-quality oil and gas assets.
In terms of upcoming activity, following our successful 2023 development campaigns at Acordionero and the northern extension of the Costayaco field, we are accelerating our development program and plan to commence drilling at both of these fields in December 2023. The waterfloods across our four core assets continue to be effective at increasing ultimate oil recoveries and we are excited to resume drilling by the end of this year. We are delighted that we closed the extension of the Suroriente block agreement during the Quarter as we believe this block will be a key growth area for the Company over the coming years. As seen in our mid-year reserve update, the success in our waterflood and the extension of the Suroriente block agreement resulted in record highs in the Company’s Proved and Proven plus Probable oil reserves. We added Proved reserves of 16 million bbl and Proven plus Probable of 26 million bbl since the end of the 2022.”
Key Highlights of the Quarter:
•Production: Gran Tierra’s total average WI production was 33,940 BOPD, an increase of 1% compared to second quarter 2023 (“the Prior Quarter”) and up 12% from third quarter 2022 (“one year ago”). Gran Tierra’s production in the Quarter was the Company’s highest quarterly average total production since second quarter 2019.

•Net Income: Gran Tierra achieved net income of $7 million, compared to a net loss of $11 million in the Prior Quarter and net income of $39 million one year ago. The Company’s net income over the last 12 months was $19 million.
•Basic (Diluted) Earnings Per Share: Gran Tierra generated net earnings of $0.20 per share basic and diluted, compared to a net loss of $0.33 per share basic and diluted in the Prior Quarter and net earnings of $1.05 per share basic and $1.04 per share diluted one year ago.
•Adjusted EBITDA(2): Adjusted EBITDA(2) was $119 million compared to $97 million in the Prior Quarter and $116 million one year ago. Twelve month trailing Net Debt(2) to Adjusted EBITDA(2) was 1.2 times.
•Funds Flow from Operations(2): Funds flow from operations(2) was $79 million ($2.37 basic per share), up 49% from the Prior Quarter and down 16% from one year ago.
•Free Cash Flow(2): During the Quarter, the Company generated free cash flow of approximately $36 million. Given the Company’s front-end loaded 2023 development program, the majority of the Company’s capital expenditures were incurred in the first half of 2023.
•Return on Average Capital Employed(2): Achieved return on average capital employed(2) of 25% during the Quarter and 18% over the last trailing twelve months.
•Cash and Debt: As of September 30, 2023, the Company had a cash balance of $123 million and net debt(2) of $499 million.
•Credit Facility: Gran Tierra amended and restated the Company’s credit facility with a market leader in the global commodities industry. As part of the restatement, the initial commitment was adjusted from $100 million to $50 million (maintaining the potential option of up to an additional $50 million, subject to approval by the lender). During the Quarter, the Company drew $50 million on the credit facility for settlement of the bond exchanges. The Company expects to pay back this amount fully by August 2024.
•Oil Price Hedges: Subsequent to the end of the Quarter, the Company entered into 15,000 BOPD put options from October 1, 2023 to March 31, 2024 with a floor price of $80.00 per bbl Brent and no ceiling for a premium of $3.10 per BOPD.
•Additional Key Financial Metrics:
◦Capital Expenditures: Capital expenditures of $43 million were lower than the Prior Quarter’s level of $66 million and down from $57 million compared to one year ago as a result of no wells being drilled during the Quarter.
◦Oil Sales: Gran Tierra generated oil sales of $180 million, up 14% from the Prior Quarter and up 7% from one year ago. Compared to one year ago, oil sales increased as a result of lower Castilla and Vasconia differentials to the Brent oil price. Oil sales increased compared to the Prior Quarter primarily due to an 11% increase in the Brent oil price, partially offset by a 3% decrease in sales volumes.
◦Operating Netback(2)(3): The Company’s operating netback(2)(3) was $40.87 per bbl, an increase of 18% from the Prior Quarter and down 8% from one year ago. Similar to oil sales, changes in operating netback relative to the Prior Quarter were driven by an increase in the Brent oil price and were partially offset by higher operating costs. Compared to one year ago the change in operating netback was largely driven by a 12% decrease in Brent and higher operating expenses.
◦Operating Expenses: Gran Tierra’s operating expenses remained consistent at $15.92 per bbl, compared to $15.86 per bbl in the Prior Quarter. Compared to one year ago, operating expenses increased by 7% on a per bbl basis, due to higher lifting costs associated with road and pipeline maintenance, power generation due to increased compressed natural gas purchases and higher diesel tariffs, and equipment rental associated with testing exploratory wells. As a result of an El-Niño-induced drought, power costs have increased across Colombia, which relies on hydroelectricity for more than two-thirds of its installed power capacity. In addition, operating costs increased due to the appreciation of the Colombian peso versus the U.S. dollar.
◦Quality and Transportation Discounts: The Company’s quality and transportation discount narrowed to $11.83 per bbl, down from $14.10 per bbl in the Prior Quarter and down from $13.37 per bbl one year ago. The Castilla oil differential narrowed to $6.64 per bbl, down from $9.41 per bbl in the Prior Quarter and down from $9.15 per bbl one year ago (Castilla is the benchmark for the Company’s Middle Magdalena Valley Basin oil production). The Vasconia differential narrowed to $3.59 per bbl, down from $5.53 per bbl in the Prior Quarter and down from $3.77 per bbl one year ago (Vasconia is the benchmark for the Company’s Putumayo Basin oil production). The current(1) Castilla differential is approximately $7.11 per bbl and the Vasconia differential is approximately $3.45 per bbl.
◦General and Administrative (“G&A”) Expenses: G&A expenses before stock-based compensation were $2.68 per bbl, down from $3.12 per bbl in the Prior Quarter and down from $2.95 when compared to one year ago due to higher sales volumes in the Quarter.
◦Cash Netback(2): Cash netback per bbl was $25.48, compared to $17.37 in the Prior Quarter as a result of an increase in Brent price of $8.19 per bbl and a lower quality and transportation discount. Compared to one year ago, cash netback per bbl decreased by $7.94 from $33.42, despite a $11.78 per bbl decrease in the Brent oil price over the same period.
Development Campaign:
•Following Gran Tierra’s successful 2023 development drilling campaigns at Acordionero and the northern extension of the Costayaco field, the Company plans to accelerate its development program and expects to commence drilling at both fields in December 2023. Upon completion of the development drilling program in Costayaco (expected in March 2024), the Company plans to move the drilling rig to Ecuador to begin the exploration drilling program.
Financial and Operational Highlights (all amounts in $000s, except per share and bbl amounts)

	Three Months Ended September 30,		Three Months Ended June 30,	Nine Months Ended September 30,
	2023	2022	2023	2023	2022

Net Income (Loss)	$6,527	$38,663	$(10,825)	$(13,998)	$105,754
Per Share - Basic(4)	$0.20	$1.05	$(0.33)	$(0.42)	$2.88
Per Share - Diluted(4)	$0.20	$1.04	$(0.33)	$(0.42)	$2.84

Oil Sales	$179,921	$168,397	$157,902	$482,013	$548,751
Operating Expenses	(49,367)	(41,837)	(48,491)	(139,227)	(116,266)
Transportation Expenses	(3,842)	(2,417)	(3,691)	(10,599)	(7,764)
Operating Netback(2)(3)	$126,712	$124,143	$105,720	$332,187	$424,721

G&A Expenses Before Stock-Based Compensation	$8,307	$8,284	$9,549	$29,052	$23,910
G&A Stock-Based Compensation Expense (Recovery)	1,931	(170)	317	3,748	6,376
G&A Expenses, Including Stock Based Compensation	$10,238	$8,114	$9,866	$32,800	$30,286

Adjusted EBITDA(2)	$119,235	$116,089	$97,291	$306,391	$375,075

EBITDA(2)	$115,382	$117,138	$91,794	$293,916	$369,936

Net Cash Provided by Operating Activities	$70,381	$108,824	$37,877	$157,511	$355,846

Funds Flow from Operations(2)	$79,000	$93,746	$53,106	$192,122	$284,681

Capital Expenditures	$43,080	$57,035	$65,565	$179,707	$163,717

Free Cash Flow(2)	$35,920	$36,711	$(12,459)	$12,415	$120,964

Average Daily Volumes (BOPD)
WI Production Before Royalties	33,940	30,391	33,719	33,098	30,123
Royalties	(7,164)	(6,919)	(6,515)	(6,592)	(6,948)
Production NAR	26,776	23,472	27,204	26,506	23,175
(Increase) Decrease in Inventory	(380)	44	67	(222)	(141)
Sales	26,396	23,516	27,271	26,284	23,034
Royalties, % of WI Production Before Royalties	21%	23%	19%	20%	23%

Per bbl
Brent	$85.92	$97.70	$77.73	$81.94	$102.48
One Month Forward Brent (“M+1”) Adjustment	—	(6.49)	—	—	(2.23)
Quality and Transportation Discount	(11.83)	(13.37)	(14.10)	(14.76)	(12.98)
Royalties	(16.06)	(17.81)	(11.98)	(13.58)	(20.11)
Average Realized Price	58.03	60.03	51.65	53.60	67.16
Transportation Expenses	(1.24)	(0.86)	(1.21)	(1.18)	(0.95)
Average Realized Price Net of Transportation Expenses	56.79	59.17	50.44	52.42	66.21
Operating Expenses	(15.92)	(14.91)	(15.86)	(15.48)	(14.23)
Operating Netback(2)(3)	40.87	44.26	34.58	36.94	51.98
G&A Expenses Before Stock-Based Compensation	(2.68)	(2.95)	(3.12)	(3.23)	(2.93)
Realized Foreign Exchange (Loss) / Gain	(0.64)	1.83	(4.18)	(1.77)	0.69
Cash Settlements on Derivative Instruments	—	(0.08)	—	—	(3.26)
Interest Expense, Excluding Amortization of Debt Issuance Costs	(3.84)	(3.80)	(3.81)	(3.85)	(4.04)
Interest Income	0.09	—	0.21	0.19	—
Net Lease Payments	0.18	0.16	0.15	0.17	0.11
Current Income Tax Expense	(8.50)	(6.00)	(6.46)	(7.08)	(7.72)
Cash Netback(2)	$25.48	$33.42	$17.37	$21.37	$34.83

Share Information (000s)
Common Stock Outstanding, End of Period(4)	33,288	35,815	33,287	33,288	35,815

Weighted Average Number of Shares of Common Stock Outstanding - Basic(4)	33,287	36,731	33,300	33,675	36,775
Weighted Average Number of Shares of Common Stock Outstanding - Diluted(4)	33,350	37,131	33,300	33,675	37,239

(1) Gran Tierra’s fourth quarter-to-date 2023 total average differentials are for the time period from October 1 to October 30, 2023.
(2) Funds flow from operations, operating netback, net debt, cash netback, return on average capital employed, earnings before interest, taxes and depletion, depreciation and accretion (“DD&A”) (“EBITDA”) and EBITDA adjusted for non-cash lease expense, lease payments, foreign exchange gains or losses, stock-based compensation expense, unrealized derivative instruments gains or losses, and other financial instruments gains or losses (“Adjusted EBITDA”), cash flow, free cash flow and net debt are non-GAAP measures and do not have standardized meanings under generally accepted accounting principles in the United States of America (“GAAP”). Cash flow refers to funds flow from operations. Free cash flow refers to funds flow from operations less capital expenditures. Refer to “Non-GAAP Measures” in this press release for descriptions of these non-GAAP measures and, where applicable, reconciliations to the most directly comparable measures calculated and presented in accordance with GAAP.
(3) Operating netback as presented is defined as oil sales less operating and transportation expenses. See the table titled Financial and Operational Highlights above for the components of consolidated operating netback and corresponding reconciliation.
(4) Reflects our 1-for-10 reverse stock split that became effective May 5, 2023.

Conference Call Information:
Gran Tierra will host its third quarter 2023 results conference call on Wednesday, November 1, 2023, at 9:00 a.m. Mountain Time, 11:00 a.m. Eastern Time. Interested parties may access the conference call by registering at the following link: https://register.vevent.com/register/BI3d4b404745c040cca3def3c065f9605a. The call will also be available via webcast at www.grantierra.com.
Corporate Presentation:
Gran Tierra’s Corporate Presentation has been updated and is available on the Company website at www.grantierra.com.
Contact Information
For investor and media inquiries please contact:

Gary Guidry
President & Chief Executive Officer

Ryan Ellson
Executive Vice President & Chief Financial Officer

Rodger Trimble
Vice President, Investor Relations

+1-403-265-3221

info@grantierra.com

About Gran Tierra Energy Inc.
Gran Tierra Energy Inc. together with its subsidiaries is an independent international energy company currently focused on oil and natural gas exploration and production in Colombia and Ecuador. The Company is currently developing its existing portfolio of assets in Colombia and Ecuador and will continue to pursue additional new growth opportunities that would further strengthen the Company’s portfolio. The Company’s common stock trades on the NYSE American, the Toronto Stock Exchange and the London Stock Exchange under the ticker symbol GTE. Additional information concerning Gran Tierra is available at www.grantierra.com. Except to the extent expressly stated otherwise, information on the Company's website or accessible from our website or any other website is not incorporated by reference into and should not be considered part of this press release. Investor inquiries may be directed to info@grantierra.com or (403) 265-3221.
Gran Tierra's Securities and Exchange Commission (the “SEC”) filings are available on the SEC website at http://www.sec.gov. The Company’s Canadian securities regulatory filings are available on SEDAR at http://www.sedar.com and UK regulatory filings are available on the National Storage Mechanism website at https://data.fca.org.uk/#/nsm/nationalstoragemechanism.
Forward Looking Statements and Legal Advisories:
This press release contains opinions, forecasts, projections, and other statements about future events or results that constitute forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and financial outlook and forward looking information within the meaning of applicable Canadian securities laws (collectively, “forward-looking statements”). The use of the words “expect,” “plan,” “can,” “will,” “should,” “guidance,” “forecast,” “signal,” “progress” and “believes,” derivations thereof and similar terms identify forward-looking statements. In particular, but without limiting the foregoing, this press release contains forward-looking statements regarding: the Company’s expected future production, capital expenditures and free cash flow, the Company’s targeted cash balance and uses of excess free cash flow, including the repayment of borrowings under its credit facility, the Company’s plans regarding strategic investments, acquisitions and growth, the Company’s drilling program and the Company’s expectations of commodity prices and its positioning for the remainder of 2023 and in to 2024. The forward-looking statements contained in this press release reflect several material factors and expectations and assumptions of Gran Tierra including, without limitation, that Gran Tierra will continue to conduct its operations in a manner consistent with its current expectations, pricing and cost estimates (including with respect to commodity pricing and exchange rates), and the general continuance of assumed operational, regulatory and industry conditions in Colombia and Ecuador, and the ability of Gran Tierra to execute its business and operational plans in the manner currently planned.
Among the important factors that could cause actual results to differ materially from those indicated by the forward-looking statements in this press release are: our operations are located in South America and unexpected problems can arise due to guerilla activity, strikes, local blockades or protests; technical difficulties and operational difficulties may arise which impact the production, transport or sale of our products; other disruptions to local operations; global health events; global and regional changes in the demand, supply, prices, differentials or other market conditions affecting oil and gas, including inflation and changes resulting from a global health crisis, geopolitical events, including the ongoing conflicts in Ukraine and the Gaza region, or from the imposition or lifting of crude oil production quotas or other actions that might be imposed by OPEC, such as its recent decision to cut production and other producing countries and resulting company or third-party actions in response to such changes; changes in commodity prices, including volatility or a prolonged decline in these prices relative to historical or future expected levels; the risk that current global economic and credit conditions may impact oil prices and oil consumption more than we currently predict. which could cause further modification of our strategy and capital spending program; prices and markets for oil and natural gas are unpredictable and volatile; the effect of hedges; the accuracy of productive capacity of any particular field; geographic, political and weather conditions can impact the production, transport or sale of our products; our ability to execute its business plan and realize expected benefits from current initiatives; the risk that unexpected delays and difficulties in developing currently owned properties may occur; the ability to replace reserves and production and develop and manage reserves on an economically viable basis; the accuracy of testing and production results and seismic data, pricing and cost estimates (including with respect to commodity pricing and exchange rates); the risk profile of planned exploration activities; the effects of drilling down-dip; the effects of waterflood and multi-stage fracture stimulation operations; the extent and effect of delivery disruptions, equipment performance and costs; actions by third parties; the timely receipt of regulatory or other required approvals for our operating activities; the failure of exploratory drilling to result in commercial wells; unexpected delays due to the limited availability of drilling equipment and personnel; volatility or declines in the trading price of our common stock or bonds; the risk that we do not receive the anticipated benefits of government programs, including government tax refunds; our ability to comply with financial covenants in its credit agreement and indentures and make borrowings under any credit agreement; and the risk factors detailed from time to time in Gran Tierra’s periodic reports filed with the Securities and Exchange Commission, including, without limitation, under the caption “Risk Factors” in Gran Tierra’s Annual Report on Form 10-K for the year ended December 31, 2022 filed February 21, 2023 and its other filings with the SEC. These filings are available on the SEC website at http://www.sec.gov and on SEDAR at www.sedar.com.
The forward-looking statements contained in this press release are based on certain assumptions made by Gran Tierra based on management’s experience and other factors believed to be appropriate. Gran Tierra believes these assumptions to be reasonable at this time, but the forward-looking statements are subject to risk and uncertainties, many of which are beyond Gran Tierra’s control, which may cause actual results to differ materially from those implied or expressed by the forward looking statements. The risk that the assumptions on which the 2023 outlook are based prove incorrect may increase the later the period to which the outlook relates. In particular, the unprecedented nature of industry volatility may make it particularly difficult to identify risks or predict the degree to which identified risks will impact Gran Tierra’s business and financial condition. All forward-looking statements are made as of the date of this press release and the fact that this press release remains available does not constitute a representation by Gran Tierra that Gran Tierra believes these forward-looking statements continue to be true as of any subsequent date. Actual results may vary materially from the expected results expressed in forward-looking statements. Gran Tierra disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as expressly required by applicable law. In addition, historical, current and forward-looking sustainability-related statements may be based on standards for measuring progress that are still developing, internal controls and processes that continue to evolve, and assumptions that are subject to change in the future.
Non-GAAP Measures
This press release includes non-GAAP financial measures as further described herein. These non-GAAP measures do not have a standardized meaning under GAAP. Investors are cautioned that these measures should not be construed as alternatives to net income or loss, cash flow from operating activities or other measures of financial performance as determined in accordance with GAAP. Gran Tierra’s method of calculating these measures may differ from other companies and, accordingly, they may not be comparable to similar measures used by other companies. Each non-GAAP financial measure is presented along with the corresponding GAAP measure so as to not imply that more emphasis should be placed on the non-GAAP measure.
Operating netback as presented is defined as oil sales less operating and transportation expenses. See the table entitled Financial and Operational Highlights above for the components of consolidated operating netback and corresponding reconciliation.
Return on average capital employed as presented is defined as earnings before interest and taxes ("EBIT"; annualized, if the period is other than one year) divided by average capital employed (total assets minus cash and current liabilities; average of the opening and closing balances for the period).

	Three Months Ended September 30,	Twelve Month Trailing September 30,	As at September 30,
Return on Average Capital Employed - (Non-GAAP) Measure ($000s)	2023	2023	2023
Net Income	$6,527	$19,277
Adjustments to reconcile net income to EBIT:
Interest Expense	13,503	48,767
Income Tax Expense	40,333	112,914

Earnings before interest and income tax	$60,363	$180,958

Total Assets			$1,386,035
Less Current Liabilities			279,748
Less Cash and Cash Equivalents			123,216
Capital Employed			$983,071

Annualized EBIT*	$241,452
Divided by Average Capital Employed	983,071	983,071
Return on Average Capital Employed	25%	18%
*Annualized EBIT was calculated for the three months ended September 30, 2023, by multiplying the quarter-to-date EBIT by 4.
Cash netback as presented is defined as net income or loss adjusted for depletion, depreciation and accretion (“DD&A”) expenses, deferred tax expense or recovery, stock-based compensation expense or recovery, amortization of debt issuance costs, non-cash lease expense, lease payments, unrealized foreign exchange gain or loss, unrealized derivative instruments gain or loss and other gain or loss. Management believes that operating netback and cash netback are useful supplemental measures for investors to analyze financial performance and provide an indication of the results generated by Gran Tierra’s principal business activities prior to the consideration of other income and expenses. A reconciliation from net income or loss to cash netback is as follows:

	Three Months Ended September 30,		Three Months Ended June 30,	Nine Months Ended September 30,
Cash Netback - (Non-GAAP) Measure ($000s)	2023	2022	2023	2023	2022
Net income (loss)	$6,527	$38,663	$(10,825)	$(13,998)	$105,754
Adjustments to reconcile net income (loss) to cash netback
DD&A expenses	55,019	45,320	56,209	162,949	128,499
Deferred tax expense	13,990	4,914	13,975	43,242	36,868
Stock-based compensation expense (recovery)	1,931	(170)	317	3,748	6,376
Amortization of debt issuance costs	1,594	751	1,019	3,394	2,769
Non-cash lease expense	1,235	851	1,109	3,488	2,009
Lease payments	(676)	(402)	(636)	(1,918)	(1,134)
Unrealized foreign exchange (gain) loss	(266)	6,636	(8,062)	(7,814)	6,138
Unrealized derivative instruments gain	—	(219)	—	—	—
Other gain	(354)	(2,598)	—	(969)	(2,598)
Cash netback	$79,000	$93,746	$53,106	$192,122	$284,681

EBITDA, as presented, is defined as net income or loss adjusted for DD&A expenses, interest expense and income tax expense or recovery. Adjusted EBITDA, as presented, is defined as EBITDA adjusted for non-cash lease expense, lease payments, foreign exchange gain or loss, stock-based compensation expense or recovery, unrealized derivative instruments gain or loss, other gain or loss, and other financial instruments gain or loss. Management uses this supplemental measure to analyze performance and income generated by our principal business activities prior to the consideration of how non-cash items affect that income, and believes that this financial measure is useful supplemental information for investors to analyze our performance and our financial results. A reconciliation from net income or loss to EBITDA and adjusted EBITDA is as follows:

Three Months Ended September 30,	Three Months Ended June 30,	Nine Months Ended September 30,	Twelve Month Trailing September 30,

EBITDA - (Non-GAAP) Measure ($000s)	2023	2022	2023	2023	2022	2023
Net income (loss)	$6,527	$38,663	$(10,825)	$(13,998)	$105,754	$19,277
Adjustments to reconcile net income (loss) to EBITDA and Adjusted EBITDA
DD&A expenses	55,019	45,320	56,209	162,949	128,499	214,730
Interest expense	13,503	11,421	12,678	38,017	35,743	48,767
Income tax expense	40,333	21,734	33,732	106,948	99,940	112,914
EBITDA	$115,382	$117,138	$91,794	$293,916	$369,936	$395,688
Non-cash lease expense	1,235	851	1,109	3,488	2,009	4,297
Lease payments	(676)	(402)	(636)	(1,918)	(1,134)	(2,450)
Foreign exchange loss	1,717	1,489	4,707	8,126	486	10,218
Stock-based compensation expense (recovery)	1,931	(170)	317	3,748	6,376	6,421
Unrealized derivative instruments gain	—	(219)	—	—	—	—
Other gain	(354)	(2,598)	—	(969)	(2,598)	(969)
Other financial instruments gain	—	—	—	—	—	(7)
Adjusted EBITDA	$119,235	$116,089	$97,291	$306,391	$375,075	$413,198

Funds flow from operations, as presented, is defined as net income or loss adjusted for DD&A expenses, deferred tax expense or recovery, stock-based compensation expense or recovery, amortization of debt issuance costs, non-cash lease expense, lease payments, unrealized foreign exchange gain or loss, unrealized derivative instruments gain or loss, other gain or loss and other financial instruments gain or loss. Management uses this financial measure to analyze performance and income or loss generated by our principal business activities prior to the consideration of how non-cash items affect that income or loss, and believes that this financial measure is also useful supplemental information for investors to analyze performance and our financial results. Free cash flow, as presented, is defined as funds flow from operations adjusted for capital expenditures. Management uses this financial measure to analyze cash flow generated by our principal business activities after capital requirements and believes that this financial measure is also useful supplemental information for investors to analyze performance and our financial results. A reconciliation from net income or loss to both funds flow from operations and free cash flow is as follows:

	Three Months Ended September 30,		Three Months Ended June 30,	Nine Months Ended September 30,		Twelve Month Trailing September 30,
Funds Flow From Operations - (Non-GAAP) Measure ($000s)	2023	2022	2023	2023	2022	2023
Net income (loss)	$6,527	$38,663	$(10,825)	$(13,998)	$105,754	$19,277
Adjustments to reconcile net income (loss) to funds flow from operations
DD&A expenses	55,019	45,320	56,209	162,949	128,499	214,730
Deferred tax expense	13,990	4,914	13,975	43,242	36,868	31,714
Stock-based compensation expense (recovery)	1,931	(170)	317	3,748	6,376	6,421
Amortization of debt issuance costs	1,594	751	1,019	3,394	2,769	4,153
Non-cash lease expense	1,235	851	1,109	3,488	2,009	4,297
Lease payments	(676)	(402)	(636)	(1,918)	(1,134)	(2,450)
Unrealized foreign exchange (gain) loss	(266)	6,636	(8,062)	(7,814)	6,138	(3,701)
Unrealized derivative instruments gain	—	(219)	—	—	—	—
Other gain	(354)	(2,598)	—	(969)	(2,598)	(969)
Other financial instruments gain	—	—	—	—	—	(7)
Funds flow from operations	$79,000	$93,746	$53,106	$192,122	$284,681	$273,465

Capital expenditures	$43,080	$57,035	$65,565	$179,707	$163,717	$252,594
Free cash flow	$35,920	$36,711	$(12,459)	$12,415	$120,964	$20,871

Net debt as of September 30, 2023, was $499 million, calculated using the sum of 6.25% Senior Notes, 7.75% Senior Notes, and the Credit Facility excluding deferred financing fees totaling $622 million, less cash and cash equivalents of $123 million.
Presentation of Oil and Gas Information
All reserves values and ancillary information contained in this press release have been prepared by the Company’s independent qualified reserves evaluator McDaniel & Associates Consultants Ltd. (“McDaniel”) in a report with an effective date of June 30, 2023 (the “GTE McDaniel Reserves Report”) and calculated in compliance with Canadian National Instrument 51-101 – Standards of Disclosure for Oil and Gas Activities (“NI 51-101”) and the Canadian Oil and Gas Evaluation Handbook (“COGEH”), unless otherwise expressly stated.
Estimates of net present value and future net revenue contained herein do not necessarily represent fair market value. Estimates of reserves and future net revenue for individual properties may not reflect the same level of confidence as estimates of reserves and future net revenue for all properties, due to the effect of aggregation. There is no assurance that the forecast price and cost assumptions applied by McDaniel in evaluating Gran Tierra’s reserves will be attained and variances could be material. All reserves assigned in the GTE McDaniel Reserves Report are located in Colombia and Ecuador and presented on a consolidated basis by foreign geographic area. There are numerous uncertainties inherent in estimating quantities of crude oil reserves. The reserve information set forth in the GTE McDaniel Reserves Report are estimates only and there is no guarantee that the estimated reserves will be recovered. Actual reserves may be greater than or less than the estimates provided therein.
Proved reserves are those reserves that can be estimated with a high degree of certainty to be recoverable. It is likely that the actual remaining quantities recovered will exceed the estimated proved reserves. Probable reserves are those additional reserves that are less certain to be recovered than proved reserves. It is equally likely that the actual remaining quantities recovered will be greater or less than the sum of the estimated proved plus probable reserves. Possible reserves are those additional reserves that are less certain to be recovered than Probable reserves. There is a 10% probability that the quantities actually recovered will equal or exceed the sum of Proved plus Probable plus Possible reserves.
References to a formation where evidence of hydrocarbons has been encountered is not necessarily an indicator that hydrocarbons will be recoverable in commercial quantities or in any estimated volume. Gran Tierra’s reported production is a mix of light crude oil and medium and heavy crude oil for which there is not a precise breakdown since the Company’s oil sales volumes typically represent blends of more than one type of crude oil. Well test results should be considered as preliminary and not necessarily indicative of long-term performance or of ultimate recovery. Well log interpretations indicating oil and gas accumulations are not necessarily indicative of future production or ultimate recovery. If it is indicated that a pressure transient analysis or well-test interpretation has not been carried out, any data disclosed in that respect should be considered preliminary until such analysis has been completed. References to thickness of “oil pay” or of a formation where evidence of hydrocarbons has been encountered is not necessarily an indicator that hydrocarbons will be recoverable in commercial quantities or in any estimated volume.
This press release contains certain oil and gas metrics, including operating netback and cash netback, which do not have standardized meanings or standard methods of calculation and therefore such measures may not be comparable to similar measures used by other companies and should not be used to make comparisons. These metrics are calculated as described in this press release and management believes that they are useful supplemental measures for the reasons described in this press release.
Such metrics have been included herein to provide readers with additional measures to evaluate the Company’s performance; however, such measures are not reliable indicators of the future performance of the Company and future performance may not compare to the performance in previous periods.